News Release

EnPro Industries Completes Redemption of TIDES Securities

CHARLOTTE, N.C., November 29, 2005 — EnPro Industries, Inc. (NYSE: NPO) announced today that its Coltec subsidiary completed the redemption of its outstanding 5.25% TIDES securities, due April 15, 2028, on November 28, 2005. The TIDES not already owned by Coltec were redeemed for cash of $145 million, plus accrued interest.

“Redeeming the TIDES securities improves our capital structure as we pursue the strategies which have helped us create increasing shareholder value since our inception as a public company in 2002,” said Ernie Schaub, president and chief executive officer. “Because the TIDES were convertible into shares of Goodrich Corporation common stock, they presented an element of risk and uncertainty to EnPro. We have now eliminated that risk and at the same time, retained the flexibility critical to our ability to grow and prosper in the future.”

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.